Exhibit 99.1

Press Release

StoneMor Partners L.P. Announces 2006 Second Quarter Results

Bristol, PA, August 9, 2006 – StoneMor Partners L.P. (NASDAQ: STON) today announced its operating results for the second quarter ended June 30, 2006.

The following table summarizes selected comparative items that the Partnership believes are representative of its operating performance for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
	(in thousands)		(in thousands)
Total Revenues	$25,228	$28,292	$46,194	$52,944
Operating Profit	$3,239	$3,077	$5,708	$6,204
Net Income (Loss)	$1,352	$1,080	$2,020	$2,021
Distributable Free Cash Flow (a)	$3,413	$2,486

(a)	This is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

During the three months ended June 30, 2006, the Company reported an increase in revenues of 12.1% ($3.1 million), compared to the corresponding quarter of 2005. This increase primarily results from the acquisition of 22 cemeteries and 6 funeral homes in November 2005, as the operating results for this acquisition were not included in the second quarter of 2005. Even though operating costs remained relatively stable, and in some cases slightly improved from their 2005 levels, operating profit decreased 5.0% (approximately $0.16 million). This decrease in operating profit is directly attributable to $0.9 million in professional fees incurred in connection with the restatement of the Company’s 2005 quarterly financial statements. These costs were also a significant item in the reduced distributable free cash flow for the period. For the second quarter, Cost of Sales improved from 14.5% of revenues to 13.5% of revenues, as did Selling Expenses from 21.3% of revenues to 21.2% of revenues. The cost increases during the quarter in Cemetery and General & Administrative Expenses are due to the Company’s recent acquisitions. The improvement in both funeral home revenues and funeral home operating profit is also due to the Company’s recently acquired funeral homes. The reduction in Net Income results from the preceding factors. It should be noted that absent the one-time charge for professional fees of $0.9 million, the Company’s Net Income would have increased by 46.4%, as opposed to decreasing by 20.1%. The Company does not expect these types of expenses to continue.

Trends for the six months ended June 30, 2006, were similar to the second quarter, insomuch as revenues increased by 14.6%, but Net Income was essentially the same. The Company did have a slight improvement of 6.0% in Income Before Income Taxes, but experienced a higher percentage income tax provision in 2006 compared to 2005, resulting in no improvement in Net Income. Excluding the $0.9 million of professional fees discussed earlier, Income Before Income Taxes would have increased by 41.4%, as opposed to the 5.9% mentioned above. Expense levels, with the exception of the Legal and Professional Fee category, remained relatively consistent, with no major trends being noted. The improvement in both funeral home revenues and operating profit is directly related to the acquisition of new funeral homes.

Operating Statistics

Operating statistics are important in the Company’s evaluation of the success of its performance. The Company believes the following statistics are the most important.

	Three Months Ended June 30,
	2005	2006
Interments performed	5,403	6,216
Cemetery revenues per interment performed	$4,571	$4,370
Aggregate value of contracts written (in thousands)	$25,853	$30,136

The improvement in interments performed is primarily related to the Company’s acquisitions completed in November 2005, the properties of which were not included in the second quarter 2005 operating results. The decrease in cemetery revenues per interment performed reflects the moving of this statistic back to normal levels. Additionally, this statistic was expected to decrease with acquisitions and the aggregate value of contracts written was expected to increase. The Company does not expect major fluctuations in cemetery revenues per interment performed in the future, as it has experienced in the past. The aggregate value of contracts written increased primarily as a result of additional contracts written related to the acquisitions the company consummated in November of last year. The aggregate value of contracts written adds to the Company’s deferred revenue, which increases the backlog of revenue to be recognized in the future. During the six months ended June 30, 2006, interments performed, cemetery revenues per interment performed, and the aggregate value of contracts written all improved from the similar 2005 period.

Distributable Free Cash Flow

The Company defines distributable free cash flow as net cash provided by operating activities before appropriate reserves, if any, adjusted for expenditures related to its initial public offering, less maintenance capital expenditures and debt payments not funded by the proceeds of that offering, and other expenditures not related to normal operating activities during the period presented. A reconciliation between net cash provided by operating activities (the GAAP financial measure the Company believes is most directly comparable to distributable free cash flow) and distributable free cash flow for the quarters ended June 30, 2005 and 2006 follows:

(in thousands)	Three Months Ended June 30,
	2005	2006
Net cash provided by operating activities	$3,835	$2,816
Maintenance capital expenditures	(422)	(1,069)
Annual payment of income taxes	—	1,353
Quarterly reserve for payment of income taxes	—	(614)

Distributable free cash flow	$3,413	$2,486

The decrease in distributable cash flow during the quarter results primarily from four items:

1.	As indicated in the first quarter, the company’s primary casket manufacturer temporarily slowed deliveries to renovate production facilities. Deliveries did not resume consistently until June. Deliveries are being increased through the remaining six months to compensate for the shortfall. This accounts for the most significant portion of the change in cash used in the merchandise trust fund caption as indicated in the consolidated statement of cash flows. The net cash withdrawal from the merchandise trust fund for casket deliveries was $600,000 in the second quarter of 2006, compared to $2,400,000 in the second quarter of 2005.

2.	The Company spent $647,000 on maintenance capital expenditures in excess of the amount spent during the second quarter of 2005. This is a timing difference, as it is not anticipated that maintenance capital expenditures will continue at these levels for the remaining portion of the year. It is expected that maintenance capital expenditures for the remainder of the year will be below $400,000 each quarter.

3.	The Company restated its quarterly financial statements for the first three quarters of 2005. The total legal and professional fees incurred through June 30, 2006, were approximately $900,000, of which approximately $620,000 was paid (and deducted from net cash provided by operating activities) during the second quarter. The Company believes this is a one-time expenditure.

4.	Recently, the Company instituted a purchase card system whereby many of its bills are paid automatically through a credit card. While this has resulted in significant savings for the Company through reduced personnel, it has reduced the time in which the Company pays its bills. A significant portion of the reduction of $1.9 million in accounts payable during this quarter is related to this system change. It is expected that this is a one-time reduction.

The annual payment of income taxes reflects tax payments for periods in addition to the second quarter. The quarterly reserve for payment of income taxes is the Company’s estimate of one quarter’s tax charge.

Distributable free cash flow is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

Acquisitions

The Company is continually evaluating many significant acquisition opportunities, and hopes that some of these transactions will be consummated before the end of 2006. In this regard, the Company’s cash flow statements include, within the heading “Investment Activities,” the caption entitled “Costs Associated with Potential Acquisitions.” These costs represent primarily legal and accounting fees related to the completion of the acquisition due diligence process. In 2005, the Company spent $673,000 in this category during the first six months and consummated an acquisition of 22 cemeteries and six funeral homes in November. So far in 2006, the Company has spent $884,000 in this category.

Investors’ Conference Call

An investors’ conference call to review the 2006 second quarter results will be held on August 10, 2006 at 11:00 AM Eastern Time. The conference call can be accessed by calling (888) 662-9069. An audio replay of the conference call will be available by calling (800) 633-8284 through 1:00 PM Eastern Time on August 24, 2006. The reservation number for the audio replay is as follows: 21299960. The audio replay of the conference call will also be archived on StoneMor’s website at http://stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Bristol, Pennsylvania, is an owner and operator of cemeteries in the United States, with 154 cemeteries and 13 funeral homes in 13 states. StoneMor is the only publicly traded deathcare company focused almost exclusively on cemeteries and is the only publicly held deathcare company structured as a master limited partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-looking Statements

Certain statements contained in this press release, including but not limited to, information regarding the status and progress of StoneMor’s operating activities, the plans and objectives of StoneMor’s management, assumptions regarding StoneMor’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “anticipate,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the impact of StoneMor’s significant leverage on its operating plans; the ability of StoneMor to service its debt; StoneMor’s ability to attract, train, and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; StoneMor’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the acquisition of assets from Service Corporation International, disclosed within this press release; and various other uncertainties associated with the deathcare industry and StoneMor’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2005	June 30, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,925	$4,824
Accounts receivable, net of allowance	29,991	30,770
Prepaid expenses	2,420	2,740
Other current assets	1,316	2,220

Total current assets	40,652	40,554

LONG-TERM ACCOUNTS RECEIVABLE - net of allowance	33,672	31,988
CEMETERY PROPERTY	164,772	163,736
PROPERTY AND EQUIPMENT, net of accumulated depreciation	27,091	26,303
MERCHANDISE TRUSTS, restricted, at fair value	113,432	114,156
PERPETUAL CARE TRUSTS, restricted, at fair value	136,719	140,862
DEFERRED FINANCING COSTS - net of accumulated amortization	1,985	1,614
DEFERRED SELLING AND OBTAINING COSTS	30,554	32,240
OTHER ASSETS	1,958	2,017

TOTAL ASSETS	$550,835	$553,470

LIABILITIES AND PARTNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$7,461	$5,521
Accrued interest	260	315
Current portion, long-term debt	641	505

Total current liabilities	8,362	6,341
LONG-TERM DEBT	86,304	90,205
DEFERRED CEMETERY REVENUES, net	167,844	174,160
MERCHANDISE LIABILITY	42,621	39,434

TOTAL LIABILITIES	305,131	310,140

COMMITMENTS AND CONTINGENCIES
NON-CONTROLLING INTEREST IN PERPETUAL CARE TRUSTS	136,719	140,862

PARTNERS’ EQUITY
General partner	1,537	1,406
Limited partners:
Common	72,750	69,453
Subordinated	34,698	31,609

Total partners’ equity	108,985	102,468

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$550,835	$553,470

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended June 30, 2006.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands, except unit data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
Revenues:
Cemetery	$24,699	$27,163	$45,044	$52,355
Funeral home	529	1,129	1,150	2,589

Total revenues	25,228	28,292	46,194	54,944

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Land and crypts	1,625	1,416	2,588	2,863
Perpetual care	792	847	1,407	1,583
Merchandise	1,171	1,416	2,450	2,689
Cemetery expense	5,611	6,366	10,328	12,002
Selling expense	5,270	5,772	9,461	11,419
General and administrative expense	2,544	3,086	4,922	6,150
Corporate overhead	3,517	4,426	6,592	8,234
Depreciation and amortization	1,023	925	1,868	1,746
Funeral home expense	436	961	870	2,054

Total cost and expenses	21,989	25,215	40,486	48,740

OPERATING PROFIT	3,239	3,077	5,708	6,204

INTEREST EXPENSE	1,588	1,782	3,169	3,515

INCOME BEFORE INCOME TAXES	1,651	1,295	2,539	2,689

INCOME TAXES:
State	204	112	244	255
Federal	95	103	275	413

Total income taxes	299	215	519	668

NET INCOME	$1,352	$1,080	$2,020	$2,021

General partner’s interest in net income for the period	$27	$22	$40	$40

Limited partners’ interest in net income for the period
Common	$662	$546	$990	$1,023
Subordinated	$662	$512	$990	$958

Net income per limited partner unit (basic and diluted)	$.16	$.12	$.23	$.23

Weighted average number of limited partners’ units outstanding (basic and diluted)	—	—	8,480	8,760

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended June 30, 2006.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Six months ended June 30,
	2005	2006
OPERATING ACTIVITIES:
Net income	$2,020	$2,021
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	2,018	2,210
Depreciation and amortization	1,868	1,746
Other non cash		303
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	185	125
Allowance for doubtful accounts	(282)	784
Merchandise trust fund	3,751	(869)
Prepaid expenses	(1,007)	(320)
Other current assets	(242)	(14)
Other assets	(18)	(57)
Accounts payable and accrued and other liabilities	(607)	(1,940)
Deferred selling and obtaining costs	(1,184)	(1,686)
Deferred cemetery revenue	4,631	6,399
Merchandise liability	(3,956)	(3,243)

Net cash provided by operating activities	7,177	5,459

INVESTING ACTIVITIES:
Cost associated with potential acquisitions	(673)	(884)
Additions to cemetery property	(1,485)	(2,468)
Divestiture of funeral home	—	2,091
Additions to property and equipment	(1,628)	(1,527)

Net cash used in investing activities	(3,786)	(2,788)

FINANCING ACTIVITIES:
Cash distribution	(8,439)	(8,538)
Additional borrowings on long-term debt	1,600	4,376
Repayments of long-term debt	—	(610)
Cost of financing activities	(178)	—

Net cash used in financing activities	(7,017)	(4,772)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(3,626)	(2,101)
CASH AND CASH EQUIVALENTS - Beginning of period	14,474	6,925

CASH AND CASH EQUIVALENTS - End of period	$10,848	$4,824

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$3,151	$3,460

Cash paid during the period for income taxes	$728	$3,024

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended June 30, 2006.